Exhibit 6.3

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED

AND REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN

EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND

(II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

ART PURCHASE AGREEMENT

THIS ART PURCHASE AGREEMENT (“Agreement”) is made and entered into this 6th day of October, 2021 (the “Effective Date”), by and between [***] (“Seller”), and Masterworks Gallery, LLC, a Delaware limited liability company with an address at 53 Beach Street, New York, New York 10013 (“Agent”). Seller is selling the Work on behalf of the sole legal and absolute owner (“Owner”) of the work of art described in Exhibit A attached hereto and incorporated herein by this reference (the “Work”) and has the authority to sell the Work. Agent is acting as agent on behalf of Masterworks Cayman SPC, on behalf of its 078 Segregated Portfolio (“Buyer”), and has the authority to buy the Work on behalf of Buyer. Seller, on behalf of the Owner, has agreed to sell the Work to Buyer, and Agent, on behalf of Buyer, has agreed to buy the Work from Seller, on the terms and conditions set forth in this Agreement. In consideration of the mutual promises contained in this Agreement, the parties agree as follows:

1. SALE. Seller agrees to sell the Work to Buyer, and Agent on behalf of Buyer agrees to buy the Work from Seller, subject to the terms and conditions set forth in this Agreement.

2. PURCHASE PRICE AND MANNER OF PAYMENT. The purchase price for the Work is Three Million United States Dollars (USD $3,000,000) (the “Purchase Price”). The Purchase Price shall be paid as follows: (i) a non-refundable deposit in the amount of Five Hundred Thousand United States Dollars (USD $500,000) shall be paid within five (5) business days of the execution of this Agreement (the “First Installment”), and (ii) the remaining Two Million Five Hundred Thousand United States Dollars (USD $2,500,000) of the Purchase Price (the “Final Installment”) shall be paid within 120 days of the execution of this Agreement. For the avoidance of doubt, the Buyer’s obligation to pay the Purchase Price is expressly conditioned on confirmation of the Work’s condition as set forth in Section 3.1.6. Agent shall pay the Purchase Price to Seller by wire transfer in accordance with the wire instructions set forth in the invoice, a copy of which is attached hereto as Exhibit A, which shall be verbally confirmed by Alyssa Laverda on behalf of Buyer and [***] on behalf of Seller prior to payment to Seller.

3. REPRESENTATIONS AND WARRANTIES.

3.1. To induce Agent to enter into this Agreement, and acknowledging that Agent and Buyer are relying on each and all of the following representations and warranties, Seller represents and warrants to Agent and Buyer on the Effective Date and on the Closing Date (as defined in Section 6 below) that:

3.1.1. Seller, without any further action, consent or authority of any other party, and without violation of any party’s rights or claims, has full right, legal authority and capacity to enter into this Agreement, to make the covenants, representations, warranties, and indemnifications contained in this Agreement, to execute and deliver the bill of sale (the “Bill of Sale”) in the form annexed as Exhibit B to this Agreement, to sell and transfer good and marketable title to the Work to Buyer on the Closing Date and to complete the transaction contemplated by this Agreement.

3.1.2. The Work is authentic, meaning the Work was created by the artist indicated on the attached Exhibit A. The benefit of this authenticity warranty is only available to Buyer and such persons or entities who, directly or indirectly, control or are controlled by or under common control with, Buyer (collectively, “Buyer Affiliates”), and may not be transferred to any subsequent buyer(s) or owner(s) of or interest-holder(s) in the Work.

3.1.3. Owner is the sole legal and absolute owner of the Work and has good and marketable title to the Work.

Art Purchase Agreement

3.1.4. The Work is not subject to or the subject of any claims, liens, security interests, restrictions, conditions, options or other encumbrances of any kind held or claimed by any person, entity, government or government agency (actual, threatened or pending) (collectively, “Claims”). Neither Seller nor Owner has knowledge of any facts or circumstances likely to give rise to any Claims.

3.1.5. Neither Seller nor Owner is aware of any challenges or disputes (current, past, pending or threatened) relating to the attribution, authenticity, description or provenance of the Work as set forth in Exhibit A attached hereto. Seller has provided Agent with all information in Seller’s and Owner’s knowledge concerning the attribution, authenticity, description, and condition of the Work, and shall provide to Agent a certificate of authenticity from the artist for the Work, if applicable.

3.1.6. The condition of the Work is, and shall be upon delivery and inspection of the Work at the Delivery Location (as defined in Section 7 below) and at the Closing Date, substantially in the same condition reflected in the Condition Report (as defined in Section 9 below). Upon delivery at the Delivery Location, Delaware Freeport shall prepare a new condition report for the Work at the sole cost and expense of Buyer, which shall confirm that the condition of the Work is the same as set forth in the Condition Report. If the Work is not in the same condition as reflected in the Condition Report at the time of its delivery at the Delivery Location or as of the Closing Date, Buyer shall have the right to terminate the Agreement and be entitled to a full refund of the Purchase Price.

3.1.7. The Work has been lawfully exported and imported as required by the laws of any country in which it was located or to which it was transported, and any duties and taxes on the export and import of the Work have been paid and any required declarations upon the export and import have been made, provided, however, that to the extent such exportation/importation occurred prior to Owner’s acquisition of the Work, the foregoing representation is qualified as to the best of Seller’s and Owner’s knowledge.

3.1.8. The Work was not acquired with funds that, and neither will the commission retained by Seller nor, to the best of Seller’s knowledge, the remaining (i.e., net) Purchase Price funds be used by Seller or Owner, respectively, to violate the banking, anti-money laundering or currency transfer laws or regulations of the United States or any other country.

3.2. Seller does hereby agree to indemnify, defend and hold Agent and Buyer free and harmless from any and all third-party demands, claims, suits, judgments, obligations, damages, losses, or other liability as well as all reasonable attorney or other professional fees and other reasonable costs, fees and expenses, suffered or incurred by Agent or Buyer arising by reason of, or in connection with, the breach by Seller of any provision of this Agreement, or the actual or alleged (in writing by a third-party) falsity or inaccuracy of any representation or warranty by Seller contained in this Agreement.

3.3. To induce Seller to enter into this Agreement, and acknowledging that Seller and Owner are relying on each and all of the following representations and warranties, Agent represents and warrants to Seller and Owner on the Effective Date and on the Closing Date that:

3.3.1. Agent is a Delaware a limited liability company and Buyer is a Segregated Portfolio of a Cayman Islands Segregated Portfolio company, in each case, duly formed and organized and validly existing under the laws of its jurisdiction of formation, and Agent has the power to enter into this Agreement and the Transaction Documents to perform its obligations hereunder and thereunder.

3.3.2. This Agreement and any further documentation necessary to execute or close on the sale of the Work have been or shall be duly authorized, executed and delivered by Buyer and Agent and are each a legal, valid and binding obligation of each of them, enforceable against Agent by Seller in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may only be granted in the discretion of a court of competent jurisdiction.

3.3.3. Buyer’s purchase of the work shall not violate or facilitate the violation of tax evasion or fraud, nor banking, anti-money laundering or currency transfer laws, and neither the funds used to purchase the Work nor the funds of Buyer, any Buyer Affiliate, nor any principal nor person/entity with any beneficial ownership interest in any of the foregoing (collectively, the “Buyer Parties”), are connected with the proceeds of criminal activity. None of the Buyer Parties are persons nor entities listed on the U.S. Department of Treasury’s SDN list nor the ultimate beneficial owner of any entity so listed, nor an entity beneficially owned by any person so listed.

Art Purchase Agreement

3.3.4. All transfer, use, and similar taxes incurred by Agent or Buyer in connection with the purchase or subsequent transfer, conveyance, or post-delivery movement of the Work and any cost of insurance, maintenance and storage after the Closing Date shall be the responsibility of Agent.

3.4. Agent does hereby agree to indemnify, defend and hold Seller and Owner free and harmless from any and all third-party demands, claims, suits, judgments, obligations, damages, losses, or other liability as well as all reasonable attorney or other professional fees and other reasonable costs, fees and expenses, suffered or incurred by Seller or Owner arising by reason of, or in connection with, the breach by Agent or Buyer of any provision of this Agreement or the actual or alleged (in writing by a third-party) falsity or inaccuracy of any representation or warranty by Seller contained in this Agreement.

3.5. The benefits of the representations, warranties, covenants and indemnities contained in this Agreement shall survive completion of the transaction contemplated by this Agreement, including without limitation transfer of the Work to Buyer. It shall be a condition precedent to Agent and Buyer’s obligations that Seller’s representations and warranties contained in this Agreement are true and correct on and as of the Closing Date and delivery of the Work to Buyer. Notwithstanding anything to the contrary herein, Seller’s representation, warranty and indemnification relating to the authenticity of the Work shall survive for a period of five (5) years from the Closing Date.

3.6. In the event of Seller, Agent, or Buyer becoming aware of any claim triggering any indemnification hereunder, the indemnified party shall, as soon as is practicable, give written notice thereof to the indemnifying party, specifying with particularity the circumstances giving rise to the claim and the amount thereof. An indemnified party shall have the right to participate in the negotiation, settlement, or defense of any indemnified claim and to retain counsel to act on its behalf (at its own expense).

4. STORAGE AND CARE OF THE WORK.

4.1. BETWEEN THE EFFECTIVE DATE AND CLOSING DATE, SELLER SHALL STORE THE WORK AT PREMISES ITS PREMISES LOCATED AT [***] OR IN THE SELLER’S ACCOUNT AT THE DELIVERY LOCATION. Seller shall not relocate the Work without first notifying Agent in writing.

4.2. Seller agrees to ensure an appropriate storage environment consistent with professional fine art museum and conservation standards is provided to safeguard the quality and condition of the Work and to protect the Work from water, fire, loss, damage, deterioration, theft, mishandling, dirt, vermin, insects, and from extremes of light, temperature, and humidity from the Effective Date and until the Work is delivered to the Delivery Location. Any damage to the Work must be reported immediately to Agent. Seller will not perform any conservation or restoration on the Work without the specific prior written consent of Agent.

5. INSURANCE. Seller shall arrange and pay for the Work to be insured under and subject to the terms and exclusions of Seller’s blanket fine arts policy for an amount equal to the Purchase Price commencing on the Effective Date and continuing until risk of loss transfers to Buyer. Risk of loss to the Work shall transfer from Seller to Buyer following both (i) Buyer’s acceptance of the Work at the Delivery Location and (ii) Seller’s receipt of the full Purchase Price in good, cleared funds. From and after the date of payment of the First Installment, Buyer shall be named as an additional insured and a “loss payee” on such policy in the amount of its deposit and Seller will issue an insurance certificate which delineates the First Installment in the name of Agent as well as the work being fully insured at Seller’s cost for the duration of the Agreement until the Closing Date (as defined in Section 6 below). On or before the date of payment of the First Installment, Seller shall provide Agent with a certificate of insurance evidencing Seller’s insurance coverage and naming Buyer as an additional insured and loss payee.

6. TITLE. The “Closing Date” shall mean the date upon which Agent has paid the full Purchase Price to Seller. On the Closing Date, subject only to Agent’s payment of the full Purchase Price in accordance with this Agreement, Seller, on behalf of Owner, hereby transfers to Buyer good and marketable title and exclusive and unrestricted right to possession of the Work free and clear of any and all Claims. On the Closing Date, Seller shall deliver to Agent a signed copy of the Bill of Sale, and if they have not done so already, a certificate of authenticity from the artist of the Work, if applicable. Seller shall be responsible for remitting any and all applicable sales proceeds due to Owner in connection with the sale of the Work hereunder.

Art Purchase Agreement

7. DELIVERY AND EXPENSES. Within five (5) business days of the Closing Date, if Seller has not already done so, Seller shall transfer the Work to Agent’s account at Delaware Freeport, located at 111 Alan Drive, Newark, Delaware 19711 (the “Delivery Location”). Seller shall be responsible for arranging packing and shipping the Work from its current location to the Delivery Location and insuring the Work until the Closing Date. Agent agrees to reimburse Seller for all third-party costs and expenses relating to packing and shipping the Work to the Delivery Location pursuant to this Agreement, provided that Agent shall be notified in writing of the amount of such costs prior to incurrence.

8. THIRD-PARTY COMMISSIONS. Neither Agent nor Buyer shall be responsible for and neither shall pay any commissions or fees due any person acting on behalf of Seller or Owner as a result of the transaction contemplated by this Agreement. Seller shall not be responsible for and shall not pay any commissions or fees due any person acting on behalf of Agent or Buyer as a result of the transaction contemplated by this Agreement. Seller shall be responsible to pay any fees or costs to any agent or advisor engaged by Seller in connection with the transactions contemplated hereby and Buyer shall be indemnified and held harmless from any claim by any such agent or advisor relating to this Agreement and the transactions contemplated hereby. The parties acknowledge and agree that no such agent or advisor to Seller is an employee or affiliate of Buyer or Agent.

9. INSPECTION. On September 29, 2021 agent for the Buyer inspected the Work (the “Inspection”) prepared a condition report (the “Condition Report”), which is attached hereto as Exhibit A. When the Work is delivered to the Delivery Location, Delaware Freeport shall be entitled to again inspect the Work and prepare a second condition report (copies of which shall promptly be provided to each of Seller and Agent) at the Agent’s expense to confirm that the condition of the Work substantially conforms to the condition reflected in the Condition Report, pursuant to Article 3.1.6 above.

10. SECURITY INTEREST. Seller grants Buyer a security interest in all right, title and interest in and to the Work,all documents related thereto, and any amount that compensates or indemnifies for the loss, theft or damage to the Work from the Effective Date and until the Work is delivered to and accepted by Buyer at the Delivery Location. In the event of any default under this Agreement by Seller, Buyer, to the extent of Buyer’s security interest in and to the Work at such time of default, shall have the rights of a secured party under Article 9 of the New York Uniform Commercial Code. Upon execution of this Agreement, Seller authorizes Buyer to file a UCC-1 Financing Statement covering the Work.

11. TERMINATION WITH CAUSE. In the event of: (i) a breach or alleged breach of this Agreement by Owner; (ii) the falsity or material inaccuracy, actual or alleged, of any of Owner’s representations or warranties contained in this Agreement, (x) Buyer shall have the right to terminate this Agreement, and Owner shall within thirty (30) days of notice from Buyer repay to Buyer all amounts previously paid by Buyer to Owner under this Agreement, and (y) upon receipt of such funds, Buyer will release the Work to Owner, unless prevented by law from doing so.

12. MISCELLANEOUS. This Agreement, including the exhibits attached hereto, represents the entire understanding of the parties hereto with respect to the subject matter hereof, supersedes any and all other and prior agreements between the parties with respect to the sale of the Work and declares all such prior agreements between the parties null and void. In the event of a conflict between this Agreement and any invoice issued by Seller, the terms of this Agreement shall control. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement nor invalidate or render unenforceable such term or provision in any other jurisdiction. Seller agrees that Buyer is a third-party beneficiary of this Agreement. The terms of this Agreement may not be modified or amended, except in a writing signed by the parties hereto. No party may assign this Agreement without the prior written consent of the others. This Agreement shall inure to the benefit of, and shall be binding upon, the successors, permitted assigns, heirs, executors, administrators and legal representatives of the parties hereto. This Agreement, and all matters arising out of or relating to this Agreement, shall be governed and construed in accordance with the laws of the State of New York, without regard to its conflict of laws provisions. Any dispute arising under or related to this Agreement shall be resolved in the New York State Supreme Court, New York County or in the United States District Court for the Southern District of New York. This Agreement may be executed in counterparts, including by PDF or facsimile, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

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Art Purchase Agreement

IN WITNESS WHEREOF, the parties hereto have hereunto signed their hands and seals as of the Effective Date.

SELLER:

[***]

BY:
ITS:

AGENT:

MASTERWORKS GALLERY, LLC

BY:	Masha Golovina
ITS:	Director of Acquistions

[Signature Page to Art Purchase Agreement]

Art Purchase Agreement

EXHIBIT A

Invoice

Art Purchase Agreement

Purchaser:
Masterworks Gallery, LLC
as agent for Masterworks Cayman, SPC
on behalf of its 078 Segregated Portfolio.
53 Beach Street
New York, NY 10013
USA

Invoice 8260
12 October, 2021

INVOICE

$3,000,000.00

ANDY WARHOL
Flowers
1964
Acrylic and silkscreen on canvas
24 x 24 inches
(61 x 61 cm)
Signed and dated *Andy Warhol 64*
(on the overlap)
LG-11897-21

Total: $3,000,000.00

Outside the scope of UK VAT

Kindly wire funds to the following account, including all details.

Pay Through: [***]
SWIFT Code:
IBAN:
Beneficiary:
Reference:

Payment must be wired from the bank account of the invoiced party.

PAYMENT AND SALE TERMS AS PER SIGNED AGREEMENT DATED 6 OCTOBER 2021

Art Purchase Agreement

EXHIBIT B

BILL OF SALE

Dated: _______________, 2021

Sold by:	[***]	(“Seller”)

Sold to:	Masterworks Cayman SPC On behalf of its 078 Segregated Portfolio 53 Beach Street New York, New York 10013	(“Buyer”)

Artist:		(the “Work”)
Title:
Year:
Medium:
Dimensions:
Purchase Price:	$3,000,000

For value received, Seller acknowledges that the Work, good and marketable title to the Work, and all right to possession thereto and all legal ownership thereof, have been irrevocably, and without condition or reservation of any kind, sold, transferred, and conveyed to Buyer.

The Work is sold subject to each and all of the provisions, terms, conditions, covenants, representations, warranties and indemnities contained in the Art Purchase Agreement by and between Seller and Masterworks Gallery, LLC dated October 6, 2021, and all such provisions, terms, conditions, covenants, representations, warranties and indemnities of the parties thereunder are incorporated herein by this reference as if fully set forth herein in their entirety.

SELLER:

[***]

BY:
ITS: